Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-191114, 333-187721, and 333-199914 on Form S-3 of our report dated August 28, 2013 relating to the consolidated balance sheet as of May 31, 2013, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year ended May 31, 2013 of National Rural Utilities Cooperative Finance Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of National Rural Utilities Cooperative Finance Corporation for the year ended May 31, 2015.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
August 26, 2015